Exhibit 99.1

Contacts:	Amy Glynn/Nick Laudico
Devra Shapiro	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7023/7030
(818) 766-3502	aglynn@theruthgroup.com
nlaudico@theruthgroup.com

IPC The Hospitalist Company Reports Record First Quarter 2011 Results

North Hollywood, CA— April 27, 2011—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Highlights (comparisons are to first quarter 2010):

•	Net revenue increased 29% to $113.4 million, with same-market area net patient revenue growth of 22%

•	Patient encounters reached an all-time high of 1.2 million, a 28% increase

•	Income from operations increased 32% to $12.5 million

•	Net income increased 35% to $7.7 million, or $0.46 per diluted share

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “We are very pleased to again report a record quarter, with $113.4 million in revenue and a 30 basis point improvement in our operating margin. Our revenue growth of 29% reflects not only the results of the acquisitions we completed in the latter part of 2010 and early 2011, but also growth in our existing regions. Our strategy of post-acute expansion and integration of our acute and post-acute practices is proving that there are new avenues to improve patient care which can be driven by high quality physician groups. We are creating ways to better coordinate the movement of patients between levels of care, which result in better care to patients and stronger relationships with our host facilities.”

Dr. Singer added, “We continue to execute on our strategy of organic hiring and acquisition growth. We have completed four acquisitions year to date in 2011, which includes an acquisition that provided for expansion into a new region in Southern California. In addition, we continue to demonstrate our alignment with host hospitals as evidenced by our exclusive agreement to take over an employed group from a two-hospital system in our New England market. Our acquisition pipeline is robust, with a significant number of privately owned, unaffiliated physician practices in both the acute and post-acute areas. In addition, we believe that there will continue to be more opportunities to add to our practices through hospital contracting, by either taking over an employed group or starting new groups under hospital contracts. We are confident in our ability to continue to execute our multi-pronged growth plan for the remainder of 2011 and beyond.”

First Quarter 2011

Patient encounters for the three months ended March 31, 2011 increased by 259,000 encounters, or 27.9%, to 1,186,000, compared to 927,000 for the same period in the prior year. Net revenue for the three months ended March 31, 2011 was $113.4 million, an increase of $25.7 million, or 29.3%, from $87.7 million for the three months ended March 31, 2010. Of this $25.7 million increase, 76.3% was attributable to same-market area growth, including acquisitions and new hires, and 23.7%, was attributable to revenue generated from four new markets, three of which were entered through acquisition in 2010 and one in 2011. Same-market revenue increased 22.4%, same-market encounters increased 21.1% and patient revenue per encounter increased 1.2%. The remaining increase in same-market revenue was attributable to an increase in hospital contract and other revenue.

Physician practice salaries, benefits and other expenses for the three months ended March 31, 2011 were $82.1 million, or 72.4% of net revenue, compared to $63.7 million, or 72.6% of net revenue, for the three months ended March 31, 2010. The increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period and to continued investment in physician leadership initiatives.

General and administrative expenses increased $3.8 million, or 27.1%, to $17.8 million, or 15.7% of net revenue, for the three months ended March 31, 2011, as compared to $14.0 million, or 16.0% of net revenue, for the three months ended March 31, 2010. The increase in expense is primarily the result of increased costs to support the continuing growth of our operations, including new regional office costs and increases in corporate development and other expenses to support our acquisitions. In addition, stock based compensation expense increased as a result of the increase in IPC’s stock price at the date of various grants. Excluding stock based compensation, general and administrative expense decreased by 40 basis points to 14.8% of revenue, compared to 15.2% of revenue for the same period of 2010.

Income from operations increased $3.0 million, or 32.2%, to $12.5 million, as compared to $9.4 million for the same period in the prior year. The operating margin was 11.0% for the three months ended March 31, 2011, compared to 10.7% for the three months ended March 31, 2010. The increase in the operating margin was largely the result of the decrease in physician costs and general and administrative expenses as a percentage of revenue which together decreased by 50 basis points, offset by the increase in the expense related to fair-value accounting for the acquisition earn-out liabilities, which reduced our operating margin by 30 basis points.

The effective tax rate for the three months ended March 31, 2011 was 38.0%, compared to 39.0% for the three months ended March 31, 2010.

Net income increased to $7.7 million for the three months ended March 31, 2011, as compared to $5.7 million for the three months ended March 31, 2010, and the net income margin increased to 6.8% from 6.5% for the same period in the prior year. Diluted earnings per share for the quarter ended March 31, 2011 was $0.46, compared to diluted earnings per share of $0.35 in the first quarter of 2010, an increase of 33.0%.

As of March 31, 2011, IPC had no debt outstanding, and approximately $48.2 million in liquidity, composed of $18.3 million in cash and cash equivalents, and an available line of credit of $29.9 million.

Net cash provided by operating activities for the three months ended March 31, 2011 was $3.7 million, compared to $11.4 million for the same period of 2010. The decrease in net cash from operations between the two periods is largely the result of an increase in Medicare and Medicaid accounts receivable related to the large number of acquisitions completed by the Company in late 2010 and early 2011 as there is a time lag for Medicare contractors to issue new physician provider numbers for the acquired practices.

Days sales outstanding (DSO) increased to 54 DSO as of March 31, 2011, compared to 51 DSO as of December 31, 2010. IPC calculates its DSO using a three-month rolling average of net revenues. The increase in DSO is largely related to the acquisitions in late 2010 and early 2011.

Net cash used in investing activities was $5.5 million for the three months ended March 31, 2011, compared to $3.4 million for the same period in 2010. Cash of $5.0 million was used in 2011 for physician practice acquisitions and earn-out payments on prior acquisitions compared to $2.6 million in the same period of the prior year.

2011 Guidance

The Company reaffirms its guidance for the full year 2011 and expects revenue to be in the range of $446 million to $455 million and earnings per diluted share to be in the range of $1.78 to $1.86. The Company has provided this outlook based on the following updated assumptions: (i) weighted average shares outstanding of 16.8 million for the year, (ii) a 38.0% effective tax rate, (iii) $4.7 million in stock based compensation expense, and (iv) depreciation and amortization expense of $3.7 million. Not included in the assumptions are new market acquisitions completed after today’s date.

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). In addition, a dial-up replay of the conference call will be available beginning April 27, 2011 at 8:00 p.m. ET (5:00 p.m. PT) and ending on May 11, 2011 at 11:59 p.m. The replay telephone number is 800-642-1687 (USA) or 706-645-9291 (International); please use the conference ID 59582010 to access the replay. A live webcast of the call will also be available from the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed on the corporate web site beginning April 27, 2011 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until May 11, 2011 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ: IPCM) is a leading national hospitalist physician group practice focused on the delivery of hospitalist medicine services. IPC’s physicians and affiliated providers manage the care of hospitalized patients in coordination with primary care physicians and specialists. The Company provides its hospitalists with the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of inpatient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians;

•	IPC’s ability to successfully complete and integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	March 31, 2011	December 31, 2010
	(Unaudited)	(Adjusted)
Assets
Current assets:
Cash and cash equivalents	$18,315	$18,935
Accounts receivable, net	69,369	54,161
Insurance receivable for malpractice claims - current portion, net	7,086	6,491
Prepaid expenses and other current assets, net	7,808	9,672

Total current assets	102,578	89,259
Property and equipment, net	4,140	4,100
Goodwill	154,043	149,289
Other intangible assets, net	2,164	2,282
Deferred tax assets, net	2,323	2,323
Insurance receivable for malpractice claims - less current portion, net	12,801	11,725

Total assets	$278,049	$258,978

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$6,378	$3,708
Accrued compensation	23,072	19,472
Payables for practice acquisitions	27,915	27,715
Medical malpractice and self-insurance reserves, current portion	7,706	6,940
Deferred tax liabilities	784	784

Total current liabilities	65,855	58,619
Medical malpractice and self-insurance reserves, less current portion	27,747	25,871
Other Long-term liabilities	23	23

Total liabilities	93,625	84,513
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,353,047 and 16,287,377 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	16	16
Additional paid-in capital	132,901	130,661
Retained earnings	51,507	43,788

Total stockholders’ equity	184,424	174,465

Total liabilities and stockholders’ equity	$278,049	$258,978

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(dollars in thousands, except for per share data)

(unaudited)

	Three Months Ended March 31,
	2011	2010
Net revenue	$113,387	$87,704
Operating expenses:
Cost of services—physician practice salaries, benefits and other	82,097	63,660
General and administrative	17,775	13,980
Net change in fair value of contingent consideration	292	13
Depreciation and amortization	755	623

Total operating expenses	100,919	78,276

Income from operations	12,468	9,428
Investment income	5	3
Interest expense	(22)	(22)

Income before income taxes	12,451	9,409
Income tax provision	4,732	3,670

Net income	$7,719	$5,739

Net income per share:
Basic	$0.47	$0.35

Diluted	$0.46	$0.35

Weighted average shares:
Basic	16,323,125	16,220,128

Diluted	16,739,525	16,589,400

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2011	2010
Operating activities
Net income	$7,719	$5,739
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	755	623
Stock-based compensation expense	992	679
Net change in fair value of contingent consideration	292	13
Changes in assets and liabilities:
Accounts receivable	(15,208)	(2,016)
Prepaid expenses and other current assets	1,864	2,900
Accounts payable and accrued liabilities	2,670	1,995
Accrued compensation	3,600	1,951
Medical malpractice and self-insurance reserves, net	971	227
Accrued professional liability settlement	—	(750)

Net cash provided by operating activities	3,655	11,361

Investing activities
Acquisitions of physician practices	(4,965)	(2,555)
Purchase of property and equipment	(558)	(852)

Net cash used in investing activities	(5,523)	(3,407)

Financing activities
Net proceeds from issuance of common stock	1,045	752
Excess tax benefits from stock-based compensation	203	179

Net cash provided by financing activities	1,248	931

Net (decrease) increase in cash and cash equivalents	(620)	8,885
Cash and cash equivalents, beginning of period	18,935	31,473

Cash and cash equivalents, end of period	$18,315	$40,358

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of our patient encounters for the five consecutive quarters ended March 31, 2011:

	Quarter Ended
	Mar 31 2010	Jun 30 2010	Sep 30 2010	Dec 31 2010	Mar 31 2011
Patient encounters	927,000	920,000	957,000	1,006,000	1,186,000

Employee Data:

The following is a summary of our affiliated hospitalists employed at the end of five consecutive quarters ended March 31, 2011:

	Quarter Ended
	Mar 31 2010	Jun 30 2010	Sep 30 2010	Dec 31 2010	Mar 31 2011
Employed physicians	704	706	742	855	862
Nurse practitioners and physician assistants	107	117	119	177	187

Total	811	823	861	1,032	1,049